Exhibit 99.1

July 6, 2015

Dear Shareholders:

The Board of Directors of Wilson Bank Holding Company would like to share the results of our first six months of 2015 with you. The assets of your Company as of June 30, 2015 were $1.939 billion representing an increase of $66 million since January 1, 2015. The Company’s earnings for the first six months of 2015 were a record $11,816,457, up $2.4 million from the first six months of 2014.

We are experiencing a great year of unlimited opportunities which we are trying to take advantage of. We have received the “Bauer Financial 5 Star” rating for the quarter ending March 31, 2015 and we have also been ranked the “6th Best Bank” in overall operation in the state of Tennessee as well as sixth in asset size by the Financial Management Consulting Group.

The construction of our new Cookeville Office at 302 South Jefferson St. is almost under roof and we are on schedule for completion and opening by January 1, 2016. We will be breaking ground on a new office on Highway 96 in Murfreesboro July 31, 2015. We are very pleased with the operation and growth of each of our 26 offices.

We have recently been recognized as one of “Tennessee’s 2015 Best Work Places”. The most gratifying part of this recognition was that the results were based on feedback given by our employees.

One of the key components of any growing company is keeping up with the changing needs of our customers. In the upcoming months you will see us launch “Instant Issue” of debit cards and an EMV chip will be added to our cards to make them more secure. We will continue to be on the cutting edge of technology and fraud protection as related to debit and credit cards.

The Board of Directors has declared a $.35 per share cash dividend to shareholders of record as of July 1, 2015 that will be payable on July 31, 2015. The increase in your dividend is a result of our increase in operating profits for 2015. The latest price at which the Company’s common stock has been sold was $48.95 per share.

In closing, we deeply thank you for your continued support!

Sincerely,

Randall Clemons	Jerry Franklin
President/CEO	Chairman
Wilson Bank Holding Company	Wilson Bank Holding Company